EXHIBIT 77M FOR RIVERSOURCE GLOBAL SERIES, INC.

MERGER OF SELIGMAN EMERGING MARKETS FUND INTO THREADNEEDLE EMERGING MARKETS FUND

On August 14, 2009, Seligman Emerging Markets Fund (the Selling Fund), a series of Seligman Global Fund Series, Inc. merged into Threadneedle Emerging Markets Fund (the Buying Fund), a series of RiverSource Global Series, Inc.

BOARD ACTION: Board members of the Selling Fund and Board Members of the Buying Fund, at a meeting held on Jan. 8, 2009, approved an Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

SHAREHOLDER APPROVAL: The shareholders of the Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a special meeting of shareholders held on June 29, 2009.

TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund transferred all of its assets attributable to Class A, Class B, Class C, Class R* and Class I* shares to the Buying Fund in exchange for Class A, Class B, Class C, Class R2 and Class R5 shares of the Buying Fund, respectively. Those shares were distributed proportionately to the shareholders of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. RiverSource Investments, LLC and its affiliates agreed to bear the costs of effecting the reorganization.

* Effective June 13, 2009, the Class R and Class I shares of the Selling Fund were redesignated as Class R2 and Class R5 shares, respectively.

MERGER OF SELIGMAN GLOBAL GROWTH FUND INTO THREADNEEDLE GLOBAL EQUITY FUND

On August 14, 2009, Seligman Global Growth Fund (the Selling Fund), a series of Seligman Global Fund Series, Inc. merged into RiverSource Threadneedle Global Equity Fund (the Buying Fund), a series of RiverSource Global Series, Inc.

BOARD ACTION: Board members of the Selling Fund and Board Members of the Buying Fund, at a meeting held on Jan. 8, 2009, approved an Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

SHAREHOLDER APPROVAL: The shareholders of the Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a special meeting of shareholders held on June 29, 2009.

TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund transferred all of its assets attributable to Class A, Class B, Class C, Class R* and Class I* shares to the Buying Fund in exchange for Class A, Class B, Class C, Class R2 and Class R5 shares of the Buying Fund, respectively. Those shares were distributed proportionately to the shareholders of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. RiverSource Investments, LLC and its affiliates agreed to bear the costs of effecting the reorganization.

* Effective June 13, 2009, the Class R and Class I shares of the Selling Fund were redesignated as Class R2 and Class R5 shares, respectively.